EXHIBIT 10.21

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made by and between Genesis Microchip Inc. (including any company or organization that Genesis Microchip Inc. has acquired in the past and any subsidiary or affiliate of Genesis Microchip Inc.) (the “Company”), and James E. Donegan (“Employee”) (collectively referred to as the “Parties”).

WHEREAS, Employee was employed by the Company;

WHEREAS, the Company and Employee have entered into a Confidentiality and Property Rights Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into an Indemnification Agreement, dated October 18, 2001 (collectively referred to as the “Indemnification Agreement”);

WHEREAS, the Company and Employee mutually determined that a prompt termination of the employment relationship would be in the best interest of the Company, and therefore Employee resigned effective July 19, 2003 (the “Termination Date”);

WHEREAS, the Company and Employee entered into a Stock Option Agreement granting Employee, as of June 26, 2002, the option to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock subject to the terms and conditions of the Company’s 1997 Employee Stock Option Plan and the Stock Option Agreement (the “Employee Stock Option Agreements”);

WHEREAS, the Company and Employee entered into a Stock Option Agreement granting Employee, as of October 1, 2001, the option to purchase Seven Thousand, Five Hundred (7,500) shares of the Company’s common stock, subject to the terms and conditions of the Company’s 1997 Non-Employee Stock Option Plan, and the Stock Option Agreement (the “Non-Employee Stock Option Agreements”) (the Employee Stock Option Agreements and the Non-Employee Stock Option Agreements are collectively referred to herein as the “Stock Option Agreements”) and

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the premises and the agreements made herein, the Parties hereby agree as follows:

COVENANTS

1. Resignation. Employee hereby resigns from his position as the Company’s Chief Executive Officer and President and any or all other positions that may have at any time been held by Employee with the Company or any of its affiliates, and as Chairman of the Board and his position as a member of the Company’s Board of Directors, effective the Termination Date.

2. Consideration.

(a) Cash Payment. The Company agrees to pay Employee a lump sum equal to six (6) months of his base salary, less applicable withholding (the “Severance Payment”). The Severance Payment shall be made to Employee within ten days after the Effective Date of this Agreement.

(b) COBRA. The Company shall reimburse Employee for the payments he makes for COBRA coverage for a period of six (6) months beginning August 1, 2003, or until Employee has secured other employment with comparable coverage, whichever occurs first, provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee within fifteen (15) days of Employee’s provision to the Company of documentation substantiating his payments for COBRA coverage.

(c) Stock Options.

i.	Additional Vesting. As additional consideration for the release of claims as set forth herein, the Company agrees to give Employee the opportunity to earn up to a maximum of twelve months of additional vesting on Employee’s outstanding options to purchase Company common stock (the “Options”) represented by the Stock Option Agreements, subject to certain restrictions. The Compensation Committee of the Company’s Board of Directors (the “Committee”) will meet with Employee in person or by telephone on a rolling basis every two months, commencing two months after July 31, 2003 and ending one year from July 31, 2003.

Employee agrees to make himself reasonably available in person or by telephone to meet with the Committee at a mutually agreed upon time and place, at which time Employee will provide information regarding communications, if any, he has had regarding the Company in the prior two-month period (the “Review Period”). The Committee agrees to meet with Employee every two months in person or by telephone, on a date no later than thirty (30) days after the last day of the second month of the applicable Review Period in order to assess Employee’s communications, if any, regarding the Company during such period. If the Committee determines in its sole and absolute discretion that Employee’s communications, if any, regarding the Company are acceptable, two months of the Options will vest and become exercisable as if Employee had continued providing services to the Company for such two-month Review Period and Employee will be eligible to continue to earn additional vesting in two-month increments. If during the initial Review Period or at any time thereafter, the Committee determines that Employee’s communications regarding the Company are not acceptable, there will be no additional vesting and all future opportunities for additional vesting of the Options will be permanently forfeited, including any opportunity for accelerated vesting provided for pursuant to Paragraph 2(c)(ii) below. Unless the Committee and Employee agree to an alternate meeting date after a Review Period, if the Committee fails to meet with Employee on a date no later than thirty (30) days after the last day of the second month of the Review Period due to the Committee’s failure to propose a meeting date, two months of the Options will vest and become exercisable as if Employee had continued providing services to the Company. However, upon the request of the Committee, Employee agrees that he shall nonetheless make himself reasonably available to meet in person or by telephone with the Committee at a mutually agreed upon time and place, at which time Employee will provide information regarding communications, if any, he has had regarding the Company in the preceding Review Period so that the Committee may assess Employee’s communications. The Parties agree that no options will be impacted by truthful testimony provided in a formal hearing or deposition in a court or regulatory proceeding.

ii.	Change of Control. In the event of a sale or merger of the Company in which the Company’s shareholders do not control more than fifty percent (50%) of the voting equity following such sale or merger, occurring within twelve (12) months of the Effective Date of this Agreement and assuming that the Committee has not determined that Employee’s communications regarding the Company are not acceptable, under Paragraph 2(c)(i), the remaining portion of the Options eligible for additional vesting pursuant to Paragraph 2(c)(i), if any, shall immediately vest and become exercisable immediately preceding the change of control transaction without further Committee meetings to determine the acceptability of Employee’s communications related to the Company. In no event shall Paragraphs 2(c)(i) and 2(c)(ii), individually or read in combination with one another, be construed to provide more than a maximum of twelve (12) months of additional vesting in the Options beyond the number of shares vested as of the Termination Date.

iii.	Exercisability of Vested Options. Employee’s period to exercise his Options, to the extent vested, shall be extended to July 31, 2004. The terms of the existing Stock Option Agreements shall continue to govern all other aspects of Employee’s exercise and vesting of Options, and if applicable, the Company’s right to repurchase any common stock issued pursuant to such Options.

(d) Attorneys’ Fees. The Company agrees to reimburse Employee for legal fees and costs incurred by Employee in connection with the preparation of this Agreement up to a maximum amount of Ten Thousand Dollars ($10,000), less applicable withholdings at the supplemental withholding rates (the “Attorneys’ Fees Payment”). The Attorneys’ Fees Payment shall be made by the Company to Employee in a lump sum, less applicable withholdings at the supplemental withholding rates, within ten (10) days of Employee’s provision to the Company of documentation substantiating his payments for legal fees and costs in connection with the preparation of this Agreement.

3. Benefits. Employee’s health insurance benefits with the Company will cease on July 31, 2003, subject to the benefits described in paragraph 2(b), and subject to Employee’s right to continue his health insurance coverage under COBRA after expiration of the benefits described in paragraph 2(b). All other benefits and incidents of employment, including, but not limited to paid time off, ceased on the Termination Date.

4. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee as a result of his employment or service on the Board of Directors, or otherwise belonging to the Company, except as otherwise provided herein.

5. Payment of Compensation. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, housing allowances, relocations costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee, once the above referenced payments and benefits are provided. Employee has thirty (30) days from the Termination Date to file any remaining expense reports and the Company shall have two (2) weeks from the date of receipt of such expense reports to make any appropriate reimbursements to Employee, pursuant to the Company’s regular policies and practices related to expense reimbursement.

6. Trading in Company Stock. Employee acknowledges and agrees that he is in possession of material nonpublic Company information and that: (a) he shall not trade in Company stock prior to two (2) business days following the Company’s earnings telephone call to analysts in which the Company discloses its preliminary earnings results for the quarter ended September 30, 2003; and (b) between September 30, 2003 and January 31, 2004 he shall comply with the Company’s insider trading policy, including, but not limited to, by obtaining prior consent to trade from the Chief Financial Officer before making any trade in Company stock.

7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, advisors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”).

(a) Employee hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date Employee signs this Agreement including, without limitation:

(i) any and all claims relating to or arising out of Employee’s employment relationship with the Company and the termination of that relationship;

(ii) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(iii) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation; and disability benefits;

(iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Restraining Notification Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to Labor Code Sections 1400-1408;

(v) any and all claims for violation of the federal, or any state, constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any and all claims for attorneys’ fees and costs; and

(viii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, including any obligations the Company may have to indemnify Employee as a former officer and director of the Company, pursuant to the Indemnification Agreement, the Company’s Certificate of Incorporation and Bylaws, and/or statutory obligations.

(b) Employee acknowledges and agrees that any breach by him of this Paragraph 7 or of his obligations under Paragraphs 9, 11, 13, 14, or 16 hereof or of any provision of the Confidentiality Agreement, as determined by a court of competent jurisdiction or through binding arbitration proceedings as set forth in Paragraph 17, shall constitute a material breach of this Agreement and shall entitle the Company immediately to cease and recover the benefits provided to Employee under this Agreement, except as provided by law. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in: (a) enforcing his obligations under this Paragraph 7, Paragraphs 9, 11, 13, 14, or 16 hereof, or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim brought or pursued by Employee in violation of the terms of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

8. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement, and all of the terms and conditions hereof, shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by law.

9. Civil Code Section 1542. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against any of the Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against any of the Releasees.

11. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Releasees or tortious interference with the contracts and relationships of the Releasees. All inquiries by potential future employers of Employee will be directed to the Company’s Vice President of Human Resources if there shall be one, and otherwise to its President. Upon inquiry by potential future employers of Employee, the Company shall only state the following: Employee’s last position and dates of employment.

12. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company.

13. Confidentiality. Employee agrees to maintain in complete confidence the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”) until such time as, and to the extent that, the Separation Information is publicly disclosed by the Company in a filing with the SEC or otherwise. Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s legal counsel, his accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and shall take every reasonable precaution to prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

14. Cooperation in Litigation. Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance. Employee further agrees to make himself reasonably available to provide information and assistance to the Company in any disputes, lawsuits, differences, grievances, claims, charges, or complaints brought against the Company, including, but not limited to making himself available to provide testimony and serve as a witness.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or service relationship, or attempt to do so, either for himself or any other person or entity.

17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidentiality Agreement.

18. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves any of the Releasees.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Employee represents that he has consulted with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company which are not specifically set forth in this Agreement.

21. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22. Attorneys’ Fees. Except as provided in paragraph 7(b) hereof, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

23. Indemnification. The Company agrees that it will not exercise its right to terminate the Indemnification Agreement with Employee as provided in Section 11 of the Indemnification Agreement. The Company will provide Employee indemnification pursuant to the Indemnification Agreement and the Company’s Certificate of Incorporation and Bylaws, to the fullest extent authorized or permitted by law. The Company further agrees that with respect to the period of time in which Employee was an officer or director of the Company, Employee shall continue to be covered by any Director and Officer insurance policies that the Company may have in place from time to time.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements, offer letters, and understandings concerning Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Indemnification Agreement, and the Stock Option Agreements, as amended hereby.

25. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company’s then chief executive officer.

26. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

27. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

28. Effective Date. This Agreement will become effective after it has been signed by both Parties and after seven days have passed since Employee signed the Agreement (the “Effective Date”). Employee has seven days after he signs the Agreement to revoke it.

29. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Survival of the Agreement. This Agreement shall not be terminated by any dissolution of the Company resulting from either a merger or consolidation, in which the Company is not the surviving or consolidated corporation, or a transfer of all or substantially all of the assets of the Company. If either event described in this Paragraph 30 occurs, the rights, benefits, and obligations set forth in this Agreement shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

31. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

James E. Donegan, an individual

Dated: 7/20/03	/s/ JAMES E. DONEGAN
James E. Donegan

GENESIS MICROCHIP INC.

Dated:	By:	/s/ ERIC ERDMAN
Eric Erdman Chief Financial Officer

GENESIS MICROCHIP INC.

Dated: 7/20/03	By:	/s/ KENNETH A. MURRAY
Kenneth A. Murray Vice President of Human Resources